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                                                                    EXHIBIT 99.1

                                                     CONTACT:
                                                     Laura Singleton, Prosoft
                                                     714/953-1200 x375
                                                     laurasi@prosofttraining.com

                                               FOR IMMEDIATE RELEASE
                                               ---------------------


                     PROSOFT TO RESTATE FINANCIAL RESULTS
                           FOR 1Q, 2Q OF FISCAL 1998

       Cash basis adopted for recognition of licensing contract revenue Ernst & Young LLP no longer to serve as Prosoft's independent auditor


     AUSTIN, Texas -- April 13, 1998 -- Prosoft I-Net Solutions, Inc. (NASDAQ;
POSO), a leading provider of Internet/intranet skills training and certification, today announced that the company has adopted a policy of recognizing revenue from courseware licensing contracts on an "as received" cash basis. Previously, the full amount of revenues to be received under a courseware licensing contract had been recognized at the time the contract was signed. Adoption of this more conservative accounting method effects two contracts only and results in a reduction of revenues and corresponding increase in net loss of $1,800,000 and $1,450,000 for the first and second quarters, respectively, of the fiscal year ending July 31, 1998. Financial results for the remainder of 1998 will include revenue as it is received from previously signed and future courseware licensing contracts. The accounting change does not affect Prosoft's cash flows nor does it affect the accounting for training revenue, which is already accounted for on the conservative delivery method.

At the same time, Prosoft announced the cessation of its client-auditor relationship with Ernst & Young LLP. Prosoft is in the process of selecting a new auditor.

Prosoft I-Net Solutions, Inc. is the only publicly traded company providing broad-based Internet/intranet skills training and certification. Through its recent acquisition of Net Guru Technologies, Prosoft offers a comprehensive, industry-endorsed, vendor-neutral certification program that is administered by testing leader Sylvan Learning Systems. Prosoft offers more than 45 instructor-led Internet courses, ranging from one-day end-user workshops to five-day boot camps for Internet engineers, Web professionals and solution developers. More information about Prosoft is available at www.prosofttraining.com.


Except for historical information contained herein, the matters discussed in this press release are statements of a forward-looking nature that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, without limitation, the Company's dependence on the timely development, introduction and acceptance of courses and products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, the Company's ability to attract and retain key management and other personnel, risks in technology development, currency fluctuations, and the other risks and uncertainties outlined in the Company's filings with the Securities and Exchange Commission, including but not limited to the Company's Annual Report on Form 10-K. The Company undertakes no obligation to update this forward-looking information.

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